EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statements No. 333-105180, No. 33-51990, No. 333-44333, No. 33-62087, No. 33-57060, No. 33-20880, No. 33-34619, No. 333-180187 and 333-180188 on Form S-8 of our reports dated September 13, 2013, relating to the consolidated financial statements and financial statement schedule of Zygo Corporation and subsidiaries (the “Company”), and the effectiveness of Zygo Corporation’s internal control over financial reporting, appearing the Annual Report on Form 10-K of Zygo Corporation for the year ended June 30, 2013.

/s/ Deloitte & Touche LLP

Hartford, Connecticut
September 13, 2013